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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 19, 2001 relating to the financial statements and financial statement schedule of NMS Communications Corporation (formerly Natural MicroSystems Corporation), which appears in NMS Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated October 13, 2000 relating to the financial statements, which appears in the Annual Report of NMS Communications Corporation 401(k) Plan (formerly Natural MicroSystems 401(k) Plan) on Form 11-K for the year ended December 31, 1999.



/s/  PRICEWATERHOUSECOOPERS LLP



Boston, Massachusetts
July 13, 2001